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                                                                     EXHIBIT 5.1



                     [ERVIN, COHEN & JESSUP LLP LETTERHEAD]

                                  July 7, 1998



OroAmerica
443 North Varney Street
Burbank, CA 91502

Dear Gentlemen:

           We have acted as your counsel in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to 500,000 shares of Common Stock of OroAmerica, Inc., a Delaware corporation (the "Company"), reserved for issuance from time to time under the Company's 1998 Incentive Stock Option Plan (the "1998 Plan"). The foregoing shares of Common Stock are hereinafter referred to as the "Shares".

           We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. Based upon our examinations and inquiries, it is our opinion that the Shares have been duly authorized by the Board of Directors of the Company and, when issued in accordance with the terms of the 1998 Plan and awards made thereunder, the shares will be validly issued, fully paid and nonassessable.

           We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            ERVIN, COHEN & JESSUP LLP